Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Allwyn Entertainment AG of our report dated May 20, 2022 relating to the financial statements of SAZKA Entertainment AG, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Slovensko, s.r.o.

Bratislava, Slovak Republic

May 20, 2022